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                                                                   Exibit 10.1

                          TECHNOLOGY LICENSE AGREEMENT



     This TECHNOLOGY LICENSE AGREEMENT (the "Agreement") is made as of __________, 1997, by and among DURA PHARMACEUTICALS, INC., a Delaware corporation ("DURA"), DURA DELIVERY SYSTEMS, INC., a Delaware corporation ("DDSI"), SPIROS DEVELOPMENT CORPORATION, a Delaware corporation ("Spiros Corp."), and SPIROS DEVELOPMENT CORPORATION II, INC., a Delaware corporation ("Spiros Corp. II").

                                    RECITALS

     WHEREAS, DURA and Spiros Corp. II are parties to the Development Agreement, the Manufacturing and Marketing Agreement, and the Albuterol and Product Option Agreement (all capitalized terms shall have the respective meanings set forth in Section 1 hereof).

     WHEREAS, DURA has the Purchase Option to acquire all of the Spiros Corp. II Common Stock.

     WHEREAS, DURA, DDSI and/or Spiros Corp. are the owners or licensees of the Core Technology and of certain rights relating to the Spiros Products and certain intellectual property rights relating thereto.

     WHEREAS, DURA, DDSI and Spiros Corp. are willing to grant to Spiros Corp. II and Spiros Corp. II desires to acquire from DURA, DDSI and Spiros Corp., a license to the Core Technology and the Spiros Products for the purpose of allowing Spiros Corp. II to perform research, develop and commercialize the Spiros Products.

     WHEREAS, pursuant to the Development Agreement, Spiros Corp. II has engaged DURA to employ the intellectual property rights and technology licensed hereunder in conducting the Development and commercialization of Spiros Products.

     WHEREAS, in the course of researching and developing the Program Technology, DURA or Spiros Corp. II may develop certain inventions, processes or know-how, or DURA may obtain on behalf of Spiros Corp. II rights to certain additional technology or patents or other proprietary rights useful to other than just the Spiros Products.

     WHEREAS, DURA desires to acquire, and Spiros Corp. II is willing to grant to DURA, an exclusive worldwide license or sublicense to make, use, market and sell such developments, technology or rights other than with respect to Spiros Products.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the

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receipt and sufficiency of which are hereby acknowledged, and in order to induce
DURA to enter into the Agreements, DURA, DDSI, Spiros Corp. and Spiros Corp. II hereby agree as follows:

1.   DEFINITIONS.

     1.1 DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in SCHEDULE 1.1 attached hereto, which is incorporated by this reference as though fully set forth herein.

     1.2 SINGULAR AND PLURAL. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2.   GRANT OF LICENSES.

     2.1  GRANT OF EXCLUSIVE LICENSES TO SPIROS CORP. II; RIGHT TO SUBLICENSE.

          2.1.1 DURA GRANT. Subject to the terms and conditions of this Agreement, DURA hereby grants to Spiros Corp. II an exclusive (against DURA and all other Persons) perpetual, worldwide right and license, terminable only as set forth herein, to employ the DURA Core Technology to research, develop, make, have made, use, sell, have sold and import the Spiros Products (except with respect to beclomethasone in Japan, Hong Kong, Singapore, the Republic of China, Taiwan, the Republic of Korea and the People's Republic of China).

          2.1.2 DDSI GRANT. Subject to the terms and conditions of this Agreement, DDSI hereby grants to Spiros Corp. II an exclusive (against DDSI and all other Persons) perpetual, worldwide right and license, terminable only as set forth herein, to employ the DDSI Core Technology to research, develop, make, have made, use, sell, have sold and import the Spiros Products (except with respect to beclomethasone in Japan, Hong Kong, Singapore, the Republic of China, Taiwan, the Republic of Korea and the People's Republic of China).

          2.1.3 SPIROS CORP. GRANT. Subject to the terms and conditions of this Agreement, Spiros Corp. hereby grants to Spiros Corp. II an exclusive (against Spiros Corp. and all other Persons) perpetual, worldwide right and license, terminable only as set forth herein, to employ the Spiros Core Technology to research, develop, make, have made, use, sell, have sold and import the Spiros Products (except with respect to beclomethasone in Japan, Hong Kong, Singapore, the Republic of China, Taiwan, the Republic of Korea and the People's Republic of China).

     2.2 THIRD PARTY LICENSES TO DURA OR ANY OF ITS AFFILIATES. With respect to the rights of third parties that may be obtained by DURA after the date hereof, and which are necessary or useful to the Development under the Development Agreement or the

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commercialization of the Spiros Products under the Manufacturing and
Marketing Agreement, DURA shall use commercially reasonable efforts to secure such rights and the right to sublicense such rights to Spiros Corp. II and shall sublicense such rights to Spiros Corp. II whenever possible; PROVIDED that Spiros Corp. II shall not be obligated to accept any grant of rights or assume any obligations hereunder without its prior written consent. If Spiros Corp. II desires to obtain any such rights licensed to DURA or any of its Affiliates pursuant to an agreement with any Person other than Spiros Corp. II (a "Third Party Agreement"), the existence of which DURA shall promptly inform Spiros Corp. II, Spiros Corp. II and DURA agree to negotiate in good faith regarding the allocation between DURA or any of its Affiliates and Spiros Corp. II of the royalty, license fee, milestone fee or other payments payable to the third party and the assumption of any obligations applicable to such license, if any. Spiros Corp. II shall bear the cost of obtaining any such rights and shall assume such obligations only in proportion to its and its sublicensees' (other than DURA's and/or any of its Affiliates) use of such rights. Any sublicense granted to Spiros Corp. II hereunder shall be limited to the rights that DURA and/or any of its Affiliates has a right to grant under any such Third Party Agreement and to any obligations under any such Third Party Agreement, and to any obligations assumed by DURA and/or any of its Affiliates in consideration of the grant or assignment of such rights to DURA which are to be sublicensed to Spiros Corp.
II. No party shall take any action, or fail to take any action within its control, that would constitute or give rise to a breach or other violation by DURA or any of its Affiliates of any such Third Party Agreement. The parties agree that no future licensing fees are required to be paid by Spiros Corp. II during the term of this Agreement as consideration for the licenses and sublicenses granted to Spiros Corp. II hereunder, except as set forth in this
Section 2.2.

     2.3  SPIROS CORP. II SUBLICENSES AND LICENSES TO DURA.

          2.3.1 DEVELOPMENT LICENSE. Spiros Corp. II hereby grants DURA an exclusive, even as to Spiros Corp. II and all other Persons, royalty-free license to employ and engage in any and all uses of the Program Technology to conduct Development, subject to the terms and conditions of and to the extent necessary to perform its obligations under the Development Agreement. The rights granted under this Section 2.3.1 may be further sublicensed by DURA only to its Affiliates or as permitted under of the Development Agreement (and, in such a case, solely to the extent necessary to perform any subcontracting services thereunder) or as otherwise agreed to in writing by Spiros Corp. II.

          2.3.2 COMMERCIALIZATION LICENSE. Spiros Corp. II hereby grants DURA an exclusive, even as to Spiros Corp. II and all other Persons, worldwide license to use the Program Technology to make, have made, use, sell, supply and import Spiros Products subject to the terms and conditions of and to the extent necessary to perform its obligations under the

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Manufacturing and Marketing Agreement.  The rights granted under this
Section 2.3.2 may be further sublicensed by DURA only to its Affiliates or as permitted under the Manufacturing and Marketing Agreement (and, in such a case, solely to the extent necessary to perform any subcontracting services thereunder) or as otherwise agreed to in writing by Spiros Corp. II.

          2.3.3 ALBUTEROL PRODUCT LICENSE. Spiros Corp. II hereby grants DURA effective upon the exercise of the Albuterol Option, an exclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Program Technology to develop, make, have made, use, sell, have sold, supply and import the Albuterol Product. The license granted hereunder shall include the right to grant sublicenses with respect to the Program Technology licensed under this Section
2.3.3 for use with the Albuterol Product.

          2.3.4 PRODUCT OPTION LICENSE. Spiros Corp. II hereby grants DURA effective upon the exercise of the Product Option, an exclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Program Technology to develop, have developed, make, have made, use, sell, have sold, supply and import the Option Product. The license granted hereunder shall include the right to grant sublicenses with respect to the Program Technology licensed under this Section 2.3.4 for use with the Option Product.

          2.3.5 ADDITIONAL LICENSE. Spiros Corp. II hereby grants DURA an exclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Program Technology, including technology relating to enhancements to Spiros technology or any next generation inhaler system in which Spiros Corp. II has rights, to develop, have developed, make, have made, use, sell, have sold, supply and import any products other than the Spiros Products.

          2.3.6 OTHER LICENSES. The foregoing licenses are granted in addition to, and not in substitution for, any other license granted to DURA, whether pursuant to this Agreement or otherwise.

     2.4 RESTRICTIONS UPON USE OF PROGRAM TECHNOLOGY. Except as provided in the Agreements or by the prior written consent of DURA, Spiros Corp. II shall not, directly or indirectly, prior to the expiration or termination (other than by exercise) of the Purchase Option, (a) license, sublicense, encumber, pledge, sell, assign or otherwise transfer to any Person any rights under the Program Technology, (b) make, have made, use or sell any of the Program Technology for any purpose whatsoever, or (c) authorize, cause or assist in any way any other Person to do any of the foregoing. Following the expiration or termination (other than by exercise) of the Purchase Option, the foregoing limitations shall cease to be applicable and Spiros Corp. II shall have, without limitation, the right to sublicense the Program Technology for use with the Spiros Products.

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     2.5  ADJUSTMENT OF LICENSES.  The licenses granted in Sections 2.1 and 2.3 hereunder shall be subject to adjustment (a) upon the Albuterol Option Closing Date, so as to exclude any rights to the Albuterol Program Assets from the licenses granted therein, and (b) upon the Product Option Closing Date, so as to exclude any rights to Spiros Product Program Assets from the license granted therein.

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

     3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF DURA. DURA represents, warrants and covenants to Spiros Corp. II as follows:

          3.1.1 ORGANIZATION OF DURA. DURA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority adequate for executing and delivering and performing its obligations under this Agreement;

          3.1.2 ORGANIZATION OF DDSI. DDSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority adequate for executing and delivering and performing its obligations under this Agreement;

          3.1.3 ORGANIZATION OF SPIROS CORP.. Spiros Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority adequate for executing and delivering and performing its obligations under this Agreement.

          3.1.4 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of DURA, DDSI and Spiros Corp. and this Agreement shall constitute a legal, valid and binding obligation of each of DURA, DDSI and Spiros Corp., enforceable against DURA, DDSI and Spiros Corp. in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

          3.1.5 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of each of DURA, DDSI and Spiros Corp. or any material agreement, document, instrument, indenture or other obligation of DURA, DDSI or Spiros Corp.;

          3.1.6 OTHER AGREEMENTS. None of DURA, DDSI or Spiros Corp. shall enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provision of, or materially derogate or restrict any of the rights and licenses granted or assigned to Spiros Corp. II under, this Agreement and each of DURA, DDSI and Spiros Corp.

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agree to abide and be bound by the terms of any license agreement to which they are a party, any of the rights to which have been or will be sublicensed or assigned to Spiros Corp. II;

          3.1.7 INTELLECTUAL PROPERTY RIGHTS. To the best of its knowledge, each of DURA, DDSI and Spiros Corp. has sufficient legal and/or beneficial title and ownership to grant the licenses to the DURA Core Technology, the DDSI Core Technology and the Spiros Corp. Core Technology, respectively, and the other intellectual property rights provided in Section 2 above. None of DURA, DDSI or Spiros Corp. is aware of and has not received any communications alleging that it has violated, or that Spiros Corp. II by practicing the Core Technology as contemplated in the Agreements would violate, any intellectual property rights of any third party. Except for the 1933 Royalty Agreement, there are no outstanding options, licenses or agreements of any kind between DURA, DDSI or Spiros Corp. and any third party relating to the research, development, manufacture, use or sale of the Spiros Products. To the best of its knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Core Technology. DURA, DDSI and Spiros Corp. are not aware of, nor have they received any communications challenging the ownership, validity or effectiveness of the Core Technology.

          3.1.8 VALIDITY. None of DURA, DDSI or Spiros Corp. is aware of any action, suit or inquiry or investigation instituted by any federal, state, local or foreign governmental agency or instrumentality which questions or threatens the validity of the Agreements.

     3.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPIROS CORP. II. Spiros Corp. II represents, warrants and covenants to DURA, DDSI and Spiros Corp. as follows:

          3.2.1 ORGANIZATION. Spiros Corp. II is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware with full corporate power and authority adequate for executing and delivering and performing its obligations under this Agreement;

          3.2.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Spiros Corp. II, and this Agreement shall constitute a legal, valid and binding obligation of Spiros Corp. II, enforceable against Spiros Corp. II in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

          3.2.3 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Spiros Corp. II or any material agreement, document, instrument, indenture or other obligation of Spiros Corp. II;

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          3.2.4   OTHER AGREEMENTS.  Spiros Corp. II shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provisions of, or materially derogate or restrict any of the rights or licenses granted to DURA under, this Agreement;

          3.2.5 SUBLICENSES. Spiros Corp. II agrees to abide and be bound by the terms of the sublicenses granted to it in accordance with the terms of this Agreement by DURA, DDSI and/or Spiros Corp. under any Third Party Agreement or under any agreement with a third party;

          3.2.6 NON-COMPETITION. Spiros Corp. II shall not, during the term of this Agreement, without the prior written consent of DURA, solicit the employment of any person, in any capacity, who, at any time during the term of this Agreement, shall have been an officer, director, employee or agent of DURA or any of its Affiliates, except for the officers of Spiros Corp. II on the date hereof; and

          3.2.7 VALIDITY. Spiros Corp. II is aware of no action, suit or inquiry or investigation instituted by any federal, state, local or foreign governmental agency or instrumentality which questions or threatens the validity of the Agreements.

4.   DISCLOSURE AND USE OF TECHNOLOGY AND RIGHTS.

     4.1  TECHNOLOGY TRANSFER.

          4.1.1 PRIOR TO EXPIRATION OR TERMINATION OF PURCHASE OPTION. At any time prior to the expiration or termination (other than by exercise) of the Purchase Option and upon request by Spiros Corp. II, each of DURA, DDSI and Spiros Corp. shall, within a reasonable time thereafter, provide access to Spiros Corp. II to all physical manifestations of the Program Technology which they control.

          4.1.2 AFTER EXPIRATION OR TERMINATION OF OPTION. After expiration or termination (other than by exercise) of the Purchase Option, DURA shall, except as provided otherwise in any of the Agreements, within thirty (30) days of a written request by Spiros Corp. II, provide to Spiros Corp. II or a sublicensee designated by Spiros Corp. II, reasonably sufficient quantities of previously manufactured quantities of Spiros Products and all physical manifestations of the Program Technology, including, without limitation, copies of all laboratory notebooks, designs, specifications, formulas, procedures, clinical and pre-clinical data and other information, all to the extent that such Spiros Products, or Program Technology were developed prior to the time of such required delivery. Spiros Corp. II shall pay all costs of shipping, packaging, copying and similar or related costs in connection therewith, provided such costs have not been previously paid by Spiros Corp. II hereunder or under the


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Development Agreement.

          4.1.3 TECHNICAL ASSISTANCE AFTER EXPIRATION OR TERMINATION OF PURCHASE OPTION. For a period of one (1) year after expiration or termination (other than by exercise) of the Purchase Option, each of DURA, DDSI and Spiros Corp. shall provide to Spiros Corp. II, or a sublicensee designated by Spiros Corp. II, at Spiros Corp. II's or such permitted sublicensee's sole option and expense, reasonable technical assistance and instruction in understanding, interpreting and applying the Program Technology solely for the purposes of further developing the Program Technology and developing and commercializing Spiros Products. Each of DURA, DDSI and Spiros Corp. shall make their respective employees directly involved in the Development of the Program Technology prior to the expiration or termination (other than by exercise) of the Purchase Option, reasonably available for consultation by telephone, or in person at their respective offices at reasonable cost, in connection with such assistance and instruction, all at the sole expense of Spiros Corp. II or such sublicensee. The obligations set forth in this Section 4.1.3 shall not include any obligation to disclose matters unrelated to the application of the Program Technology to the Spiros Products, matters with respect to the Albuterol Product (following the exercise of the Albuterol Option) or matters with respect to the Option Product (following the exercise of the Product Option).

     4.2  PATENTS.

          4.2.1 RIGHTS PRIOR TO EXPIRATION OR TERMINATION OF PURCHASE OPTION. Except as set forth below, until the expiration or termination (other than by exercise) of the Purchase Option, DURA shall, at Spiros Corp. II's sole expense, direct and cause appropriate patent applications to be prepared, filed and prosecuted in all relevant territories, in a timely fashion, with respect to any inventions included in the Program Technology whether arising out of inventions made solely by DURA employees or consultants, inventions made solely by DDSI employees or consultants, inventions made solely by Spiros Corp. employees or consultants, inventions made solely by Spiros Corp. II employees or consultants or inventions made jointly by any of the parties' employees or consultants. DURA and Spiros Corp. II shall discuss and evaluate with each other such discoveries and inventions and shall confer regarding the advisability of filing patent applications to cover those discoveries and inventions, including the countries in which such patent applications should be filed. DURA shall cause any patents issuing thereon to be maintained and enforced that DURA and Spiros Corp. II believe, in their commercially reasonable judgment, are patentable and commercially and technically significant to Spiros Corp. II. With respect to the Developed Technology that has substantial application to Spiros Products, as well as to products other than the Spiros Products, the expenses of preparing, prosecuting and maintaining such patents shall be reasonably allocated between DURA and Spiros Corp. II by their mutual agreement.

                                      - 8 -

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          4.2.2   RIGHTS AFTER EXPIRATION OR TERMINATION OF PURCHASE OPTION.
After the expiration or termination of the Purchase Option (other than by exercise), Spiros Corp. II shall have the exclusive right, at its sole expense, to prepare and prosecute, in its name, patent applications, and to maintain patents issued with respect to the Program Technology. In the event that Spiros Corp. II declines to prepare, prosecute or maintain any such patent application or patent, Spiros Corp. II shall give DURA no less than sixty (60) days' prior written notice of such decision but in all events at least as much time so as to allow DURA to take action to forestall a loss of novelty or a statutory bar to patentability. Following such written notice, and in order to protect its rights, DURA shall have the right in its sole discretion and at its sole expense, to undertake the preparation, prosecution or maintenance of any such patent application or patent issued thereon with respect to the DURA Core Technology, the DDSI Core Technology and the Spiros Core Technology.
Enforcement rights upon the expiration or termination (other than by exercise) of the Purchase Option are governed by Section 5.2.2 hereunder.

          4.2.3 COOPERATION. Each party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other party, and necessary for the perfection, maintenance, enforcement or defense of that party's rights as set forth above.

     4.3 CONFIDENTIAL INFORMATION. Any party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use all commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other Person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; PROVIDED, HOWEVER, that such restriction shall not apply to any Confidential Information that is
(a) independently developed by the receiving party outside the scope of this Agreement or the Development Agreement (PROVIDED, HOWEVER, that such restriction shall apply to any technology licensed by DURA, DDSI or Spiros Corp. to Spiros Corp. II under this Agreement), (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 4.3 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of DURA, DDSI, Spiros Corp. or Spiros Corp. II under the Agreements (if such assignee, sublicensee or


                                      - 9 -

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subcontractor is subject to the provisions of this Section 4.3 or substantially similar provisions) or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 4.3 shall survive for a period of ten (10) years from the expiration or termination (other than by exercise) of the Purchase Option. Without limiting the generality of the foregoing, DURA, DDSI, Spiros Corp. and Spiros Corp. II each shall use commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from their respective employees and agents, similar in scope to this Section 4.3, to protect the Confidential Information.

     4.4 PERMITTED DISCLOSURES. Notwithstanding the provisions of Section 4.3 hereof, DURA, DDSI, Spiros Corp. and Spiros Corp. II (and their permitted sublicensees) may, to the extent necessary, disclose and use Confidential Information, consistent with the rights of DURA, DDSI, Spiros Corp. and Spiros Corp. II otherwise granted hereunder (a) for the purpose of securing institutional or government approval to clinically test or market any Spiros Product, (b) for the purpose of securing patent protection for an invention within the scope of the Program Technology, (c) in the case of Spiros Corp. II, following expiration or termination (other than by exercise) of the Purchase Option, to the extent necessary or useful in the development or commercialization of any Spiros Products or (d) in the case of DURA, following exercise of the Albuterol Option or the Product Option, to the extent necessary or useful in the development or commercialization of the Albuterol Product or the Option Product, respectively; PROVIDED, that the disclosing party obtains an agreement from any Person to whom such Confidential Information is disclosed to preserve the confidentiality thereof upon terms reasonably equivalent to those set forth herein and to use such Confidential Information only for those purposes consistent with the respective rights granted to Spiros Corp., DURA, DDSI and Spiros Corp. II hereunder or under any of the Agreements.

5.   PATENT INFRINGEMENT.

     5.1 NOTIFICATION OF INFRINGEMENT. Each party shall notify all other parties of any infringement known to such party by any Person of any Patent Rights and shall provide all other parties with the available evidence, if any, of such infringement.


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     5.2  ENFORCEMENT OF PATENT RIGHTS.  If any party has actual notice of infringement by any Person of Patent Rights, the respective officers of DURA and Spiros Corp. II shall confer to determine in good faith an appropriate course of action to enforce such Patent Rights or otherwise abate the infringement thereof, subject to the provisions of this Section 5.2. DURA and Spiros Corp. II shall consult with each other in the planning and execution of any action to enforce Patent Rights.

          5.2.1 RIGHTS PRIOR TO EXPIRATION OR TERMINATION OF OPTION. Until the expiration or termination (other than by exercise) of the Purchase Option, if DURA determines that enforcement of Patent Rights is appropriate, DURA shall have the right, but not the obligation, to take appropriate action to enforce such Patent Rights. Any enforcement with respect to the Patent Rights shall be at DURA's expense; PROVIDED, HOWEVER, that if DURA elects to so act with respect to the Patent Rights, Spiros Corp. II shall have the right to participate in the enforcement of such Patent Rights by agreeing to bear a percentage of the costs of such enforcement in such amount as the parties shall determine. If, within six (6) months after notice of infringement, DURA has not commenced an action to enforce such Patent Rights or thereafter ceases to diligently pursue such action, Spiros Corp. II shall have the right, at its expense, to take appropriate action to enforce such Patent Rights as its sole remedy hereunder. All amounts recovered in any action to enforce Patent Rights undertaken by DURA and Spiros Corp. II, whether by judgment or settlement, shall be retained by DURA and Spiros Corp. II pro rata according to the respective percentages of expenses borne by them in enforcing such Patent Rights. Neither DURA nor Spiros Corp. II shall enter into any settlement that includes the grant of a license under, agreement not to enforce, or any statement prejudicial to the validity or enforceability of any Patent Rights without the consent of the other, which consent shall not be unreasonably withheld. Any amounts retained by Spiros Corp. II shall not be considered Available Funds.

          5.2.2 RIGHTS AFTER EXPIRATION OR TERMINATION OF OPTION. After the expiration or termination (other than by exercise) of the Purchase Option, if Spiros Corp. II determines that enforcement of Patent Rights is appropriate, Spiros Corp. II shall have the right, but not the obligation, to take appropriate action to enforce such Patent Rights. Any enforcement with respect to the Patent Rights shall be at Spiros Corp. II's expense; PROVIDED, HOWEVER, that if Spiros Corp. II elects to so act with respect to the Patent Rights, DURA shall have the right to participate in the enforcement of such Patent Rights by agreeing to bear a percentage of the costs of such enforcement in such amount as the parties shall determine. If, within six (6) months after notice of infringement, Spiros Corp. II has not commenced an action to enforce such Patent Rights or thereafter ceases to diligently pursue such action, DURA shall have the right, at its expense, to take appropriate action to enforce such Patent Rights as its sole remedy hereunder. All amounts recovered in any action to enforce Patent Rights undertaken by

Spiros Corp. II and DURA, whether by judgment or settlement, shall be retained by Spiros Corp. II or DURA pro rata according to the respective percentages of expenses borne by them in enforcing such Patent Rights. Neither DURA nor Spiros Corp. II shall enter into any settlement that includes the grant of a license under, agreement not to enforce, or any statement prejudicial to the validity or enforceability of any Patent Rights without the consent of the other, which consent shall not be unreasonably withheld.

          5.2.3 COOPERATION. Each party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other party, and necessary for the perfection, maintenance, enforcement or defense of the party's rights as set forth above.

     5.3  DISCLAIMER OF WARRANTY; CONSEQUENTIAL DAMAGES.

          5.3.1 DISCLAIMER OF WARRANTY. Nothing in this Agreement shall be construed as a representation made or warranty given by any party hereto that any patents will issue based on pending applications within the Patent Rights, or that any such Patent Rights which do issue will be valid, or that the practice by a party hereto of any license granted hereunder, or that the use of any Program Technology licensed hereunder, will not infringe the patent or proprietary rights of any other Person. Spiros Corp. II understands that the Development shall involve technologies that have not been approved by any regulatory authority and that none of DURA, DDSI or Spiros Corp. guarantees the safety or usefulness of any Spiros Product. In addition, except as expressly set forth in Section 3 of this Agreement, DURA, DDSI, Spiros Corp. and Spiros Corp. II acknowledge that THE PROGRAM TECHNOLOGY IS LICENSED TO Spiros Corp. II AND SUBLICENSED TO DURA HEREUNDER AS IS, AND DURA, DDSI, SPIROS CORP. AND SPIROS CORP. II EXPRESSLY DISCLAIM AND HEREBY WAIVE, RELEASE AND RENOUNCE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PROGRAM TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. Except as expressly set forth in this agreement, DURA, DDSI, Spiros Corp. and Spiros Corp. II disclaim all warranties of any nature, express or implied.

          5.3.2 CONSEQUENTIAL DAMAGES. NONE OF THE PARTIES TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY HERETO ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

6.   INDEMNIFICATION.

     6.1 INDEMNIFICATION BY DURA. DURA shall indemnify the Spiros Corp. II Indemnitees, pay on demand and protect, defend, save and hold harmless each Spiros Corp. II Indemnitee from and against any and all Claims incurred by or asserted against any Spiros Corp. II Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result of (a) any use of the Program Technology by DURA or any Affiliate, agent or sublicensee of DURA (other than Spiros Corp. II in contravention of the terms of this Agreement), (b) any of the Development or any other services to be performed by DURA during the term of the Agreements pursuant to the Agreements, including, without limitation, any workers' compensation claim by any DURA employee or consultant or other Person or (c) subject to Section 5.3.2, any breach of the Agreements by DURA, except, with respect to Spiros Corp. II Indemnitees, in cases in which Claims of Spiros Corp. II Indemnitees are based upon the gross negligence or willful misconduct of a Spiros Corp. II Indemnitee. A Spiros Corp. II Indemnitee shall promptly notify DURA of any Claim with respect to which an Spiros Corp. II Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit DURA at DURA's cost to defend against such Claim and shall cooperate in the defense thereof.

     6.2 INDEMNIFICATION BY SPIROS CORP. II. Spiros Corp. II shall indemnify the DURA Indemnitees, the DDSI Indemnitees and the Spiros Corp. Indemnitees, pay on demand and protect, defend, save and hold harmless each DURA Indemnitee, DDSI Indemnitee or Spiros Corp. Indemnitee from and against any and all Claims incurred by or asserted against any DURA Indemnitee, DDSI Indemnitee or Spiros Corp. Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result of (a) any use of the Program Technology by Spiros Corp. II or any sublicensee of Spiros Corp. II (other than the use of such by DURA, DDSI or Spiros Corp. whether pursuant to the Agreements or otherwise) or (b) subject to Section 5.3.2, any breach of the Agreements by Spiros Corp. II, except, with respect to DURA Indemnitees, in cases in which Claims are based upon the gross negligence or willful misconduct of a DURA Indemnitee or, except with respect to DDSI Indemnitees, in cases in which Claims are based upon the gross negligence or willful misconduct of a DDSI Indemnitee or, except with respect to Spiros Corp. Indemnitees, in cases in which Claims are based upon the gross negligence or willful misconduct of a Spiros Corp. Indemnitee. An Indemnitee hereunder shall promptly notify Spiros Corp. II of any Claim with respect to which such Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit Spiros Corp. II at Spiros

Corp. II's cost to defend against such Claim and shall cooperate in the defense thereof.

     6.3 DEFENSE OF CLAIMS. None of DURA, DDSI, Spiros Corp. or Spiros Corp. II shall enter into, or permit, any settlement of any Claim for which indemnification is being sought by such party hereunder without the express written consent of each other party (or a DURA, DDSI, Spiros Corp. or Spiros Corp. II Indemnitee, as the case may be), which consent shall not be unreasonably withheld or delayed. Each party may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of another party (the "Indemnifying Party") and will cooperate with the Indemnifying Party and its insurer in the disposition of any such matter; PROVIDED, HOWEVER, that if the Indemnifying Party shall not defend such Claim, the other party shall have the right to defend such Claim itself and recover from the Indemnifying Party all reasonable attorneys' fees and expenses incurred by it during the course of such defense.

7.   TECHNOLOGY ACCESS FEE.

     7.1 FEE. In consideration of the license rights granted to Spiros Corp. II herein and in recognition of DURA's, DDSI's and Spiros Corp.'s expertise which they have developed over a period of years and individually, Spiros Corp. II shall pay DURA, DDSI and Spiros Corp. an aggregate technology access fee equal to five percent (5%) of the Net Sales for each Spiros Product, to be paid by Spiros Corp. II ______ (___%) to DURA, ________ percent (___%) to DDSI and _____ percent (___%) to Spiros Corp.

     7.2 TERM. Such technology access fee obligation shall terminate on a country-to-country basis, on the following basis: (a) in those countries where no patents covering such Spiros Product issue, ten (10) years following the first commercial sale of such Spiros Product in such country; and (b) in those countries where a patent(s) covering such Spiros Product issue, upon the expiration of the last-to-expire patent covering the manufacture, use, import or sale of a Spiros Product in such country.

     7.3 PAYMENT OF TECHNOLOGY ACCESS FEES. Such technology access fees shall be due and payable on the forty-fifth (45th) day following the end of the quarter in which the Net Sales with respect to which such technology access fees are calculated.

     7.4 PRODUCT SALES. The Spiros Products for which such technology access fees are payable shall be deemed to have been sold when shipped and billed to a third party.

     7.5 PAYEE. Such technology access fees shall be paid by Spiros Corp. II directly to the party entitled thereto or to such party's designee as duly named in a written notice to Spiros Corp. II.

     7.6 PAYMENT IN DOLLARS. Such technology access fees shall be paid in United States currency. All technology access fees accrued in currencies other than U.S. dollars shall be converted into U.S. dollars on the basis of the rate of exchange applied by Citibank, N.A., New York, as of the last banking day of each quarter for which such technology access fees become due.

     7.7 PROHIBITED PAYMENTS. Notwithstanding any other provision of the Agreements, if Spiros Corp. II is prevented from paying any such technology access fee by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such technology access fee shall be made by depositing funds in the currency in which accrued to the other party's account in a bank acceptable to the other party in the country whose currency is involved.

     7.8 TAXES. If a law or governmental regulation requires withholding of taxes on any payment due hereunder, such taxes shall be deducted from any amount to be remitted hereunder and shall be paid to the proper taxing authority, and proof of payment shall be provided to the party on whose behalf such taxes were paid as evidence of such payment in such form as required by the tax authorities having jurisdiction thereover.

     7.9 REPORTS. Each payment of any such technology access fee shall be accompanied by a written report, prepared and signed by a financial officer of Spiros Corp. II, showing for the quarter for which payment is being made, the gross sales and Net Sales of each Spiros Product sold and the technolgy access fees which shall have accrued with respect thereto and currency conversion calculations, if any. In the event that, for any quarter following the first quarter in which a Spiros Product is sold for which such a technology access fee would be payable, no such technology access fee is due, the party having responsibility for sales of such Spiros Product shall report the same to the other parties.

     7.10 MAINTENANCE AND EXAMINATION OF RECORDS. At the request and expense of DURA, Spiros Corp. II, or their respective Affiliates, the other parties hereto and their Affiliates shall permit an independent certified public accountant appointed by such party and reasonably acceptable to the other party, at reasonable times and upon reasonable notice (but not exceeding once in any twelve (12) month period), to examine those records as may be necessary to: (a) determine, with respect to any calendar year ending not more than three (3) years prior to such party's request, the correctness of any report or payment under this Agreement; or (b) obtain information as to the Spiros Product sales for any calendar year. Said independent certified public accountant shall verify to the requesting party only the amount of payment due or costs incurred hereunder and disclose no other information revealed in its audit. Results of any such examination shall be made available to the parties. Any amount of deficiency, or overcharge, shall be paid or refunded promptly to Spiros Corp. II, plus interest at the commercial prime lending rate of Citibank, N.A., New York (or equivalent banking institution) until the date paid. The party requesting the audit shall bear the full cost of the performance of any such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the original report, technology access fee or payment calculation, in which case the party being audited shall bear the full cost of the performance of such audit. DURA and Spiros Corp. II shall maintain and keep complete and accurate records in sufficient detail to enable any examination concerning technology access fees to be conducted pursuant to this Section 7.10.

8.   TERM AND TERMINATION.

     8.1 TERM. This Agreement shall be effective as of the date hereof and shall continue in full force and effect indefinitely, unless terminated earlier as provided in Sections 8.2, 8.3 and 8.4 hereof.

     8.2 TERMINATION BY MUTUAL AGREEMENT. By mutual agreement, the parties hereto may at any time terminate this Agreement and the Development on mutually acceptable terms.

     8.3  EFFECT OF PURCHASE OPTION EXERCISES.

          8.3.1 PURCHASE OPTION. In the event the Purchase Option is exercised by DURA, this Agreement shall terminate, effective upon the Purchase Option Closing Date, without any obligation to make payments pursuant to Section 7 of this Agreement.

          8.3.2 PARTIAL TERMINATION UPON EXERCISE OF ALBUTEROL OPTION. In the event that the Albuterol Option is exercised, this Agreement shall terminate, effective on the Albuterol Option Closing Date, with respect to the Albuterol Program Assets and any obligation to make technology access fee payments with respect to the Albuterol Product, but shall otherwise continue in full force and effect until terminated pursuant to this Section 8.

          8.3.3 PARTIAL TERMINATION UPON EXERCISE OF PRODUCT OPTION. In the event that the Product Option is exercised, this Agreement shall terminate, effective on the Product Option Closing Date, with respect to the Spiros Product Program Assets and any obligation to make technology access fee payments with respect to the Option Product, but shall otherwise continue in full force and effect until terminated pursuant to this Section 8.

     8.4 TERMINATION BY DURA, DDSI AND SPIROS. Either DURA, DDSI and Spiros Corp., acting by unanimous action, or Spiros Corp. II shall have the right to terminate this Agreement, effective as set forth in a written notice of the occurrence of an Event of Default with respect to the other party.

     8.5 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by DURA, DDSI, Spiros Corp. and Spiros Corp. II are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The parties agree that DURA and Spiros Corp. II as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against DURA, DDSI, Spiros Corp. or Spiros Corp. II under the Bankruptcy Code, the parties hereto which are not parties to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them upon any such commencement of a bankruptcy proceeding upon their written request therefor.

     8.6  EFFECT OF TERMINATION.

          8.6.1 TERMINATION BY DURA, DDSI AND SPIROS CORP.. If DURA, DDSI and Spiros Corp. terminate this Agreement pursuant to Section 8.4 hereof, (a) the licenses and sublicenses granted to Spiros Corp. II under Section 2.1 of this Agreement shall terminate, (b) all rights to the DURA Core Technology shall revert to DURA, all rights to the DDSI Core Technology shall revert to DDSI and all rights to the Spiros Core Technology shall revert to Spiros Corp., (c) all rights to the Program Technology except as set forth in (b) above shall revert to DURA, (d) all rights to develop, make, have made, use, sell and import all Spiros Products shall revert to DURA, DDSI and/or Spiros Corp. and (e) the provisions of Sections 1, 3.2.6, 4.3, 4.4, 5.3, 6, 9.4 and 9.5 of this Agreement shall survive. DURA will use reasonable efforts for a period of 120 days after a termination by DURA, DDSI and Spiros Corp., pursuant to Section 8.4 hereof, to negotiate royalties or any other compensation to be paid by DURA to Spiros Corp. II with respect to the Developed Technology that will revert to DURA. In the event the parties are unable to agree on the royalties or other compensation to be paid by DURA with respect to the Developed Technology with the 120 day period, such matter shall be submitted by DURA and Spiros Corp. II to binding arbitration in accordance with the rules of the American Arbitration Association.

          8.6.2 TERMINATION BY SPIROS CORP. II. If Spiros Corp. II terminates this Agreement pursuant to Section 8.4 hereof, the provisions of Sections 1, 2.1, 2.3.3 (if the Albuterol Option has been exercised), 2.3.4 (if the Product Option has been exercised), 2.3.5, 3.2.6, 4.2.2, 4.3, 4.4, 5.3, 6, 7, 9.4 and
9.5 of this Agreement shall survive; PROVIDED, HOWEVER, if Spiros Corp. II fails to perform or observe or otherwise breaches its Material Obligations under
Section 7 of this Agreement, which failure or breach is unremedied for a period of sixty (60) days after receipt by Spiros Corp. II of written notice thereof from DURA, or in the event such failure or breach is not capable of cure within sixty (60) days, for such longer period of time as Spiros Corp. II is vigorously pursuing such cure in good faith, DURA, DDSI and Spiros Corp. shall have the right to terminate this Agreement with the same effect as if DURA, DDSI and Spiros Corp. were to terminate this Agreement pursuant to Section 8.4 hereof.

          8.6.3 TERMINATION OF PURCHASE OPTION UNEXERCISED. If the Purchase Option terminates unexercised, the licenses and sublicenses granted under Sections 2.3.1 and 2.3.2 of this Agreement shall terminate.

          8.6.4 CONTINUING OBLIGATION TO MAKE PAYMENTS. Notwithstanding anything contained herein to the contrary, upon termination of this Agreement, the obligation to pay any amounts payable by any party to another party which accrued prior to such termination shall survive.

9.   MISCELLANEOUS.

     9.1 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of DURA, DDSI, Spiros Corp. or Spiros Corp. II to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     9.2 FORCE MAJEURE. DURA, DDSI, Spiros Corp. and Spiros Corp. II shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such failure or delay is caused by Force Majeure.

     9.3 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to constitute DURA, DDSI, Spiros Corp. and Spiros Corp. II as partners or joint venturers or one party as an employee of any other party. Except as expressly provided herein, no party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

     9.4 NOTICES. All notices, requests and other communications to DURA, DDSI, Spiros Corp. or Spiros Corp. II hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested and postage prepaid, or by reliable overnight courier service, in each case to the respective address specified below (or to such address as may be specified in writing to the other party hereto):

          If to DURA, addressed to:

          Dura Pharmaceuticals, Inc.
          7475 Lusk Boulevard
          San Diego, CA  92121
          Attention: President
            with a copy to the attention of General Counsel

          If to DDSI, addressed to:

          Dura Delivery Systems, Inc.
          7475 Lusk Boulevard
          San Diego, CA 92121
          Attention:  President

          If to SPIROS, addressed to:

          Spiros Development Corporation
          7475 Lusk Boulevard
          San Diego, CA 92121
          Attention:  President

          If to Spiros Corp. II, addressed to:

          Spiros Development Corporation II, Inc.
          7475 Lusk Boulevard
          San Diego, CA 92121
          Attention: President

Each party shall provide each other party with copies of any notices sent hereunder, with such copies sent at the same time as the original notice. Any notice or communication given in conformity with this Section 9.4 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or electronic transmission, three (3) days after mailing, if mailed, and one (1) business day after delivery to a reliable overnight courier service.

     9.5 FURTHER ASSURANCES. Each of DURA, DDSI, Spiros Corp. and Spiros Corp. II hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     9.6 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, DURA, DDSI, Spiros Corp., Spiros Corp. II and their respective successors and assigns; PROVIDED, HOWEVER, that DURA, DDSI, Spiros Corp. and Spiros Corp. II may not assign or otherwise transfer any of their respective rights and interests, nor delegate any of their respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto; PROVIDED FURTHER, HOWEVER, that DURA, DDSI or Spiros Corp. may fully assign their respective rights and interests, and delegate their respective obligations, hereunder, effective upon written notice thereof (a) to an Affiliate if such Affiliate assumes all of the obligations of DURA, DDSI or Spiros Corp., as the case may be, hereunder and this Agreement remains binding upon Dura, DDSI or Spiros Corp., as the case may be; or (b) to any Person that acquires all or substantially all of the assets of Dura, DDSI or Spiros Corp. as the case may be, or which is the surviving Person in a merger or consolidation with Dura, DDSI or Spiros Corp. if such Person assumes all the obligations of DURA, DDSI or Spiros Corp., as the case may be, hereunder. Notwithstanding the foregoing, Spiros Corp. II shall have the right to assign its rights and delegate its obligations hereunder following expiration or termination (other than by exercise) of the Purchase Option. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 9.6 shall be null and void. Subject to the foregoing any reference to DURA, DDSI, Spiros Corp. or Spiros Corp. II hereunder shall be deemed to include the successors thereto and assigns thereof.

     9.7 AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent by DURA, DDSI, Spiros Corp. or Spiros Corp. II to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by DURA, DDSI, Spiros Corp. and Spiros Corp. II, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by DURA, DDSI, Spiros Corp. and Spiros Corp. II.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed entirely within the State of California. Except as otherwise provided herein, any claim or controversy arising out of or related to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California, and the parties hereby consent to the jurisdiction and venue of such court.

     9.9 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, DURA, DDSI, Spiros Corp. and Spiros Corp. II hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     9.10 HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

     9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     9.12 ENTIRE AGREEMENT. This Agreement, together with any agreements referenced herein, constitute, on and as of the date hereof, the entire agreement of DURA, DDSI, Spiros Corp. and Spiros Corp. II with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between DURA, DDSI, Spiros Corp. and Spiros Corp. II with respect to such subject matter are hereby superseded in their entirety.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                         SPIROS DEVELOPMENT CORPORATION II, INC.



                         By:
                             -------------------------------------------
                              David S. Kabakoff
                              President and Chief Executive Officer



                         DURA PHARMACEUTICALS, INC.



                         By:
                             -------------------------------------------
                              Cam L. Garner
                              President and Chief Executive Officer



                         DURA DELIVERY SYSTEMS, INC.



                         By:
                             -------------------------------------------
                              Mitchell R. Woodbury
                              Secretary



                         SPIROS DEVELOPMENT CORPORATION



                         By:
                             -------------------------------------------
                              Mitchell R. Woodbury
                              Secretary




                [SIGNATURE PAGE TO TECHNOLOGY LICENSE AGREEMENT]

                                  SCHEDULE 1.1

                                    GLOSSARY








                                  SCHEDULE 1.1

                                  SCHEDULE 1.1

                                    GLOSSARY

     "AFFILIATE" of a person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporations, "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

     "AGREEMENTS" shall mean the Manufacturing and Marketing Agreement, the Technology Agreement and the Development Agreement.

     "ALBUTEROL OPTION" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL AND PRODUCT OPTION AGREEMENT" shall mean the Albuterol and Product Option Agreement dated as of __________, 1997, between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "ALBUTEROL OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 1.5 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PROGRAM ASSETS" shall have the meaning assigned to it in Section
1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PRODUCT" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.

     "AVAILABLE FUNDS" shall mean the sum of (a) the net proceeds to Spiros Corp. II from the sale of the Units in the Offering and the Contribution, (b) all royalties remitted to Spiros Corp. II by DURA (or its Affiliates) from the Sale of Spiros Products pursuant to the Agreements, (c) the Option Proceeds, if any, (d) any other amounts provided by DURA to Spiros Corp. II, if any and (e) interest or other income earned through temporary investment of the amounts described in clauses (a), (b), (c) or (d).

     "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, as amended from time to time.

     "CLAIM" shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees).

                                  SCHEDULE 1.1

     "CONFIDENTIAL INFORMATION" shall mean all Program Technology disclosed by DURA (and its Affiliates) to Spiros Corp. II or by Spiros Corp. II to DURA pursuant to the Agreements or the Services Agreement.

     "CONTRIBUTION" shall have the meaning assigned in Section 5.2 of the Development Agreement.

     "CORE TECHNOLOGY" shall mean the DURA Core Technology, the DDSI Core Technology and the Spiros Core Technology.

     "DDSI CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DDSI as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DDSI Patent Rights; PROVIDED, HOWEVER, that DDSI Core Technology shall also include Technology acquired by DDSI from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DDSI's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DDSI owns, or under which DDSI is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DDSI INDEMNITEE" shall mean DDSI, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DDSI PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DDSI (or the rights to which have been assigned to DDSI) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DESIGNATED COMPOUND(S)" shall mean any compounds for delivery using the System selected by Spiros Corp. II, and agreed to be developed by DURA.

     "DEVELOPED TECHNOLOGY" shall mean any Technology including, without limitation, any enhancements, substitutions or improvements to the Core Technology that is (a) discovered, developed or otherwise acquired by DURA pursuant to the terms of the Development Agreement or (b) otherwise acquired by or on behalf of Spiros Corp. II during the term of the Development Agreement.

     "DEVELOPMENT" shall mean the further development of the Program Technology for the purpose of identifying, developing, manufacturing, marketing and commercializing Spiros Products and

                                  SCHEDULE 1.1
the making of the Other Expenditures.

     "DEVELOPMENT AGREEMENT" shall mean the Development Agreement dated as of _____, 1997, between DURA and Spiros Corp., as amended, modified or supplemented from time to time.

     "DEVELOPMENT COSTS" shall mean the Direct Development Costs, the Indirect Development Costs and the Other Expenditures.

     "DEVELOPMENT TERM" shall mean the period commencing on the Closing Date and ending on the earlier of (a) the Option Closing Date or (b) the date the Option terminates or expires other than by exercise.

     "DIRECT DEVELOPMENT COSTS" shall mean all costs incurred by DURA or its Affiliates in respect of the Development, other than Indirect Development Costs, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis. Direct Development Costs shall consist primarily of fully-burdened payroll costs (burdened to include benefits, payroll taxes and an allocation of facilities and overhead costs) and any other such costs generated internally by DURA in respect of the Development.

     "DPI" shall mean the motor-driven dry powder inhaler (other than an inahler designed to deliver a single dose of a drug) developed by DURA, DDSI and/or Spiros Corp. and to be developed by DURA and/or Spiros Corp. II.

     "DURA COMMON STOCK" shall mean the Common Stock of DURA, par value $.001 per share.

     "DURA CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DURA as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DURA Patent Rights and DURA Trademarks; PROVIDED, HOWEVER, that DURA Core Technology shall also include Technology acquired by DURA from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DURA's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DURA owns, or under which DURA is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DURA INDEMNITEE" shall mean DURA, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DURA PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DURA (or the rights to which have been assigned to DURA) as of the date of the Technology Agreement relating to DPIs, PSSs and/or formulation methods for dry powder inhalation, (b) any

                                  SCHEDULE 1.1
patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DURA TRADEMARKS" shall mean Spiros-TM-.

     "EVENT OF DEFAULT" shall mean any of the following events: (a) at any time, if DURA or Spiros Corp. II fails to perform or observe or otherwise breaches any of its Material Obligations, and such failure or breach continues unremedied for a period of sixty (60) days after receipt by of written notice thereof from the other party; (b) at any time, effective as set forth in a written notice from the other party if DURA or Spiros Corp. II shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts (other than pursuant to a merger with an Affiliate), (ii) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator for itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (other than pursuant to a merger with an Affiliate) or
(vi) adopt any resolution of its Board of Directors or shareholders for the purpose of effecting any of the foregoing (other than pursuant to a merger with an Affiliate); or (c) at any time, effective as set forth in a written notice from the other party, if a proceeding or case shall be commenced without the application or consent of DURA or Spiros Corp. II as applicable, and such proceeding or case shall continue undismissed, or an order, judgment or decrees approving or ordering any of the following shall be entered and continued unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected, seeking (i) DURA's or Spiros Corp. II's, as applicable, liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of DURA or Spiros Corp. II or for all or any substantial part of its assets or (iii) similar relief in respect of DURA or Spiros Corp. II under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market health care products in the United States.

     "FDA APPROVAL" shall mean the final regulatory approval of the FDA required to commence commercial marketing of a health product.

                                  SCHEDULE 1.1

     "FORCE MAJEURE" shall mean any act of God, any accident explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

     "INDIRECT DEVELOPMENT COSTS" shall mean all costs, fees and out-of-pocket or other expenses, including the purchase of any capital equipment related to the Development, incurred or paid by DURA to a third party, other than an Affiliate of DURA, in respect of the Development, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis.

     "MANUFACTURING AND MARKETING AGREEMENT" shall mean the Manufacturing and Marketing Agreement dated as of _______, 1997 between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "MANUFACTURE" shall mean the manufacture and assembly of the Spiros
Products.

     "MATERIAL OBLIGATION" shall mean the material obligations of a party under the Technology Agreement, the Development Agreement or the Manufacturing and Marketing Agreement.

     "NET SALES" shall mean the gross amount invoiced for sales of Spiros Products by DURA or its sublicensees, if any, to third parties less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned Spiros Products, (iii) prepaid freight charges incurred in transporting Spiros Products to customers, (iv) sales taxes and other governmental charges actually paid in connection with the sales (but excluding what is commonly known as income taxes) and (v) any royalty obligations under the 1993 Royalty Agreement. Net Sales shall not include sales between or among DURA, its Affiliates and its sublicensees unless such sales are for end use rather than for purposes of resale.

     "OFFERING" shall mean the underwritten public offering of the Units pursuant to the Registration Statement.

     "OPTION PROCEEDS" shall have the meaning assigned to it in Section 3 of the Albuterol and Product Option Agreement.

     "OPTION PRODUCT" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "OTHER EXPENDITURES" shall mean funds spent by Spiros Corp. II to acquire capital equipment, develop a next generation inhaler system or to enhance the System.

                                  SCHEDULE 1.1

     "PATENT RIGHTS" shall mean any patents or patent applications within the Spiros Corp. II Patent Rights, the DURA Patent Rights, the DDSI Patent Rights and the Spiros Corp. Patent Rights.

     "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "PRODUCT OPTION" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "PRODUCT OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 2.5 of the Albuterol and Product Option Agreement.

     "PROGRAM TECHNOLOGY" shall mean the Core Technology and the Developed Technology.

     "PSS" shall mean the powder storage system developed and to be developed by DURA for use with the DPI.

     "PURCHASE AGREEMENT" shall mean the Purchase Agreement dated as of __________, 1997, among DURA, Spiros Corp. II, Merrill Lynch & Co., and Donaldson, Lufkin & Jenrette.

     "PURCHASE OPTION" shall mean the option granted to the holder of Spiros Corp. II's Special Common Stock to purchase all of the Spiros Corp. II Common Stock as set forth in Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION CLOSING DATE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION EXERCISE PRICE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-1/S-3 filed by Spiros Corp. II and DURA dated October 10, 1997 (No. 333- __________/333-__________), including all exhibits and any amendments thereof and supplements thereto.

     "RESEARCH FUNDS" shall mean the Available Funds, less (i) all general and administrative expenses including, without limitation, those paid or payable pursuant to the Development Agreement or the Services Agreement, and the reasonable out-of-pocket expenses of Spiros Corp. II directors and reasonable compensation for Spiros Corp. II's independent directors, less (ii) any amounts paid to DURA under the Development Agreement or the Services Agreement, less
(iii) any costs and expenses incurred in the defense or settlement of any action or claim or in respect of a judgment thereon, and less (iv) One Million Dollars ($1,000,000) to be retained by Spiros Corp. II as working capital in the event DURA does not exercise the Purchase Option.

                                  SCHEDULE 1.1

     "SALE(S)" or "SELL" shall mean the activity undertaken by a sales representative during a sales call on physicians, physician assistants, nurses, hospitals, clinics, health maintenance organizations, preferred provider organizations and managed care companies (including all forms of communication not involving face to face contact by such sales representatives), describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Spiros Product, in a fair and balanced manner consistent with the requirements of the Federal Food, Drug, and Cosmetic Act, as amended (and the regulations thereunder).

     "SPIROS CASSETTE SYSTEM" shall mean a DPI in which the PSS is in the form of a cassette.

     "SPIROS CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by Spiros Corp. as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the Spiros Corp. Patent Rights; PROVIDED, HOWEVER, that Spiros Core Technology shall also include Technology acquired by Spiros Corp. from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on Spiros Corp.'s ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that Spiros Corp. owns, or under which Spiros Corp. is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "SPIROS CORP. INDEMNITEE" shall mean Spiros Corp., its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by Spiros Corp. (or the rights to which have been assigned to Spiros Corp.) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "SPIROS CORP. II CHARTER" shall mean Amended and Restated Certificate of Spiros Development Corporation II, Inc. in effect as of the closing of the Offering, as amended from time to time.

     "SPIROS CORP. II COMMON STOCK" shall mean the Callable Common Stock of Spiros Corp. II, $.001 par value.

     "SPIROS CORP. II INDEMNITEE" shall mean Spiros Corp. II, its

                                  SCHEDULE 1.1
successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. II PATENT RIGHTS" shall mean those certain inventions described in claims of (a) any patent application having one or more claims covering Developed Technology, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing applications or (c) any patent issued or issuing upon any of the foregoing applications.

     "SPIROS PRODUCT(S)" shall mean (a) any System used with a formulation of albuterol, beclomethasone, ipratropium, an albuterol-ipratropium combination, budesonide or a Designated Compound developed, produced, manufactured or marketed by DURA on behalf of Spiros Corp. II using the Program Technology.

     "SPIROS PRODUCT PROGRAM ASSETS" shall have the meaning assigned to it in
Section 2.1 of the Albuterol and Product Option Agreement.

     "SYSTEM" shall mean the DPI and the PSS when used together.

     "TECHNOLOGY" shall mean, solely with respect to motor-driven dry powder inhalers and powder storage systems for drugs for delivery through such inhalers, the manufacture thereof, and formulations of drugs to be delivered through such inhalers, public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, experimental methods, or results, assays, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials, pharmaceutical compounds or any other natural or man-made pharmaceutical materials and any and all other intellectual property, including patents and patent applications, of any nature whatsoever. The term "Technology" shall include, without limitation, any of the foregoing as it relates to enhancements of, substitutions for or improvements to the Core Technology.

     "TECHNOLOGY AGREEMENT" shall mean the Technology License Agreement dated as of _______, 1997, among DURA, DDSI, Spiros Corp. and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "TERRITORY" shall mean the entire world.

     "UNDERWRITERS" shall have the meaning assigned to it in the Registration Statement.

     "UNITS" shall mean units, each consisting of one share of Spiros Corp. II Common Stock and one warrant to purchase one-fourth of one share of DURA Common Stock, all as described in the Registration Statement.

                                  SCHEDULE 1.1

     "1993 ROYALTY AGREEMENT" shall have the meaning assigned to it in the Registration Statement.







                                  SCHEDULE 1.1